Exhibit 99.1

Armstrong World Industries Reports

Record-Setting First-Quarter 2024 Results

•
Net sales up 5% with mid-single digit growth in both Mineral Fiber and Architectural Specialties segments versus the prior-year period
•
Operating income increased 23% and diluted net earnings per share increased 31% versus the prior-year period
•
Adjusted EBITDA up 16% and adjusted diluted net earnings per share up 23% versus the prior-year period
•
Recently announced acquisition of 3form, LLC to expand Architectural Specialties portfolio
•
Raising full-year 2024 guidance

LANCASTER, Pa., April 30, 2024 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions in the Americas, today reported record first-quarter 2024 financial results highlighted by solid sales growth and strong operational performance driving operating income and adjusted EBITDA margin expansion.

“The record results we delivered this quarter reflect the resilience of our business model and the momentum we carried into the year. The ability to drive sales and earnings growth with margin expansion while facing choppy, uncertain market conditions is an ongoing testament to the strong commercial and operational execution of our teams,” said Vic Grizzle, President and CEO of Armstrong World Industries. “We are also excited about our recently announced acquisition of 3form that further broadens our Architectural Specialties portfolio and enhances our relationship with architects and designers, positioning Armstrong to sell more products in more spaces. With this acquisition, the solid start to the year and our consistent operational excellence, we have raised our 2024 guidance and expect to generate strong sales and earnings growth for the fourth consecutive year while continuing to face an uncertain economic backdrop.”

First-Quarter Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2024	2023	Change
Net sales	$326.3	$310.2	5.2%
Operating income	$86.1	$70.2	22.6%
Operating income margin (Operating income as a % of net sales)	26.4%	22.6%	380bps
Net earnings	$59.9	$47.3	26.6%
Diluted net earnings per share	$1.36	$1.04	30.8%

Additional Non-GAAP* Measures
Adjusted EBITDA	$111	$96	16.0%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	33.9%	30.9%	300bps
Adjusted net earnings	$61	$51	19.8%
Adjusted diluted net earnings per share	$1.38	$1.12	23.2%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

First-quarter 2024 consolidated net sales increased 5.2% from prior-year results, driven by favorable Average Unit Value (dollars per unit sold, or "AUV") of $20 million, partially offset by lower sales volumes of $4 million. Mineral Fiber net sales increased $11 million and Architectural Specialties net sales increased $5 million.

Consolidated operating income increased 22.6% in the first quarter of 2024 primarily due to a benefit from favorable AUV, an increase in equity earnings from the Worthington Armstrong Joint Venture ("WAVE"), and severance costs recorded in the prior-year period. These benefits were partially offset by an increase in selling, general and administrative expenses ("SG&A") and lower sales volumes.

First-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2024	2023	Change
Net sales	$239.6	$228.4	4.9%
Operating income	$79.2	$63.8	24.1%
Adjusted EBITDA*	$99	$84	17.6%
Operating income margin	33.1%	27.9%	520bps
Adjusted EBITDA margin*	41.2%	36.8%	450bps

Mineral Fiber net sales increased 4.9% in the first quarter of 2024 due to $19 million of favorable AUV, partially offset by $8 million of lower sales volumes. The improvement in AUV was driven by favorable like-for-like pricing and favorable mix. The decrease in volumes was primarily driven by prior-year period inventory level increases at our home center customers that did not occur in the current-year period.

Mineral Fiber operating income increased in the first quarter of 2024 primarily due to a $13 million benefit from favorable AUV, a $7 million increase in WAVE equity earnings and a $3 million decrease in manufacturing and input costs, partially offset by a $5 million decrease from lower sales volumes. Operating income was also negatively impacted by a $2 million increase in SG&A expenses, which included increases in deferred compensation related charges and higher depreciation, partially offset by the benefit from severance expense recorded in the prior-year period.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2024	2023	Change
Net sales	$86.7	$81.8	6.0%
Operating income	$7.7	$7.2	6.9%
Adjusted EBITDA*	$12	$12	4.3%
Operating income margin	8.9%	8.8%	10bps
Adjusted EBITDA margin*	14.0%	14.3%	(20)bps

First-quarter 2024 Architectural Specialties net sales increased 6.0% from prior-year results, driven primarily by contributions from our July 2023 acquisition of BOK Modern, LLC ("BOK") and increased custom metal project sales.

Architectural Specialties operating income increased in the first quarter of 2024 primarily due to a $4 million margin benefit from increased sales, driven largely by improved custom project margins, and a $1 million reduction in acquisition-related expenses. These increases were partially offset by higher manufacturing costs and selling expenses due in part to the acquisition of BOK and additional investments in selling capabilities.

Unallocated Corporate

Unallocated Corporate operating loss was $1 million in the first quarter of 2024 and 2023.

Cash Flow

Cash flows from operating activities in 2024 increased slightly in comparison to the prior-year period, while cash flows from investing activities increased $7 million versus the prior-year period. The $8 million, or 30.8%, increase in operating and investing cash flows was primarily due to higher cash earnings and lower purchases of property, plant and equipment, partially offset by unfavorable working capital impacts.

Share Repurchase Program

During the first quarter of 2024, we repurchased 0.1 million shares of common stock for a total cost of $15 million, excluding the cost of commissions and taxes. As of March 31, 2024, there was $702 million remaining under the Board of Directors' current authorized share repurchase program**.

** In July 2016, our Board of Directors approved a share repurchase program authorizing us to repurchase up to $150 million of our outstanding common stock through July 2018 (the “Program”). Pursuant to additional authorization and extensions of the Program approved by our Board of Directors, including $500 million authorized on July 18, 2023, we are authorized to purchase up to $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through March 31, 2024, we have repurchased 14.3 million shares under the Program for a total cost of $998 million, excluding commissions and taxes.

Updating 2024 Outlook

“With strong first-quarter results and our recently announced acquisition of 3form, we are raising our full-year 2024 guidance,” said Chris Calzaretta, AWI Senior Vice President and CFO. “We remain focused on consistently delivering profitable growth, adjusted EBITDA margin expansion and adjusted free cash flow growth despite lingering macroeconomic uncertainty in the back-half of this year. The acquisition of 3form further demonstrates our ability to deliver on all of our capital allocation priorities and to continue creating value for shareholders.”

		For the Year Ended December 31, 2024
(Dollar amounts in millions except per-share data)	2023 Actual	Current Guidance			VPY Growth %
Net sales	$1,295	$1,395	to	$1,435	8%	to	11%
Adjusted EBITDA*	$430	$465	to	$485	8%	to	13%
Adjusted diluted net earnings per share*	$5.32	$5.80	to	$6.05	9%	to	14%
Adjusted free cash flow*	$263	$285	to	$300	8%	to	14%

Earnings Webcast

Management will host a live webcast conference call at 11:00 a.m. ET today, to discuss first-quarter 2024 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, expected savings from cost management initiatives, the performance of our WAVE joint venture, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our quarterly report for the quarter ended March 31, 2024, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a leader in the design, innovation and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.3 billion in revenue in 2023, AWI has approximately 3,500 employees and a manufacturing network of 19 facilities, plus seven facilities dedicated to its WAVE joint venture. For over 160 years, Armstrong has delivered products and services to our customers that can transform how people design, build and experience spaces with aesthetics, acoustics, wellbeing and sustainability in mind.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended March 31, 2024, that the Company expects to file with the SEC today.

Contact

Investors & Media: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
Net sales	$326.3	$310.2
Cost of goods sold	202.0	198.1
Gross profit	124.3	112.1
Selling, general and administrative expenses	65.7	62.7
(Gain) related to change in fair value of contingent consideration	(0.3)	-
Equity (earnings) from unconsolidated affiliates, net	(27.2)	(20.8)
Operating income	86.1	70.2
Interest expense	9.0	8.7
Other non-operating (income), net	(3.1)	(2.4)
Earnings before income taxes	80.2	63.9
Income tax expense	20.3	16.6
Net earnings	$59.9	$47.3

Diluted net earnings per share of common stock	$1.36	$1.04
Average number of diluted common shares outstanding	44.1	45.5

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
Net Sales
Mineral Fiber	$239.6	$228.4
Architectural Specialties	86.7	81.8
Total net sales	$326.3	$310.2

	For the Three Months Ended March 31,
	2024	2023
Segment operating income (loss)
Mineral Fiber	$79.2	$63.8
Architectural Specialties	7.7	7.2
Unallocated Corporate	(0.8)	(0.8)
Total consolidated operating income	$86.1	$70.2

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited
	March 31, 2024	December 31, 2023
Assets
Current assets	$330.7	$313.0
Property, plant and equipment, net	559.9	566.4
Other non-current assets	800.9	793.0
Total assets	$1,691.5	$1,672.4
Liabilities and shareholders’ equity
Current liabilities	$184.4	$194.5
Non-current liabilities	880.3	886.1
Shareholders' equity	626.8	591.8
Total liabilities and shareholders’ equity	$1,691.5	$1,672.4

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
Net earnings	$59.9	$47.3
Other adjustments to reconcile net earnings to net cash provided by operating activities	(0.1)	(1.4)
Changes in operating assets and liabilities, net	(33.4)	(19.7)
Net cash provided by operating activities	26.4	26.2
Net cash provided by (used for) investing activities	5.9	(1.5)
Net cash (used for) financing activities	(33.1)	(34.7)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	—
Net (decrease) in cash and cash equivalents	(1.2)	(10.0)
Cash and cash equivalents at beginning of year	70.8	106.0
Cash and cash equivalents at end of period	$69.6	$96.0

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration and deferred compensation accruals for acquisitions). The deferred compensation accruals were for cash and stock awards that are recorded over each award's respective vesting period, as such payments were subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, impairments, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2024. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended March 31,
	2024	2023
Net sales	$326	$310

Net earnings	$60	$47
Add: Income tax expense	20	17
Earnings before income taxes	$80	$64
Add: Interest/other income and expense, net	6	6
Operating income	$86	$70
Add: RIP expense (1)	1	1
Add: Acquisition-related impacts (2)	-	1
Add: Cost reduction initiatives	-	3
Adjusted operating income	$86	$75
Add: Depreciation and amortization	24	21
Adjusted EBITDA	$111	$96

Operating income margin	26.4%	22.6%
Adjusted EBITDA margin	33.9%	30.9%

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended March 31,
	2024	2023
Net sales	$240	$228

Operating income	$79	$64
Add: Cost reduction initiatives	-	3
Adjusted operating income	$79	$66
Add: Depreciation and amortization	20	18
Adjusted EBITDA	$99	$84

Operating income margin	33.1%	27.9%
Adjusted EBITDA margin	41.2%	36.8%

Architectural Specialties

	For the Three Months Ended March 31,
	2024	2023
Net sales	$87	$82

Operating income	$8	$7
Add: Acquisition-related impacts (1)	-	1
Adjusted operating income	$8	$8
Add: Depreciation and amortization	4	3
Adjusted EBITDA	$12	$12

Operating income margin	8.9%	8.8%
Adjusted EBITDA margin	14.0%	14.3%

(1) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended March 31,
	2024	2023
Operating (loss)	$(1)	$(1)
Add: RIP expense (1)	1	1
Adjusted operating (loss)	$-	$-
Add: Depreciation and amortization	-	-
Adjusted EBITDA	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Consolidated Results – Adjusted Free Cash Flow

	For the Three Months Ended March 31,
	2024	2023
Net cash provided by operating activities	$26	$26
Net cash provided by (used for) investing activities	$6	(2)
Net cash provided by operating and investing activities	$32	$25
Add: Acquisitions, net	6	-
Add: Arktura deferred compensation (1)	6	-
Add: Contingent consideration in excess of acquisition-date fair value (2)	-	5
Adjusted Free Cash Flow	$43	$30

(1) Contingent consideration payments related to 2020 acquisition recorded as a component of net cash provided by operating activities.

(2) Contingent compensation payments related to the acquisition.

Consolidated Results – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended March 31,
	2024		2023
	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$60	$1.36	$47	$1.04
Add: Income tax expense	20		17
Earnings before income taxes	$80		$64
Add: Acquisition-related impacts (1)	-		1
Add: Acquisition-related amortization (2)	2		1
Add: Cost reduction initiatives	-		3
Adjusted net earnings before income taxes	$82		$69
(Less): Adjusted income tax expense (3)	(21)		(18)
Adjusted net earnings	$61	$1.38	$51	$1.12
Adjusted diluted EPS change versus prior year		23.2%
Diluted shares outstanding		44.1		45.5
Effective tax rate		25%		26%

(1) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(2) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(3) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2024
	Low		High
Net earnings	$253	to	$259
Add: Income tax expense	84		86
Earnings before income taxes	$337	to	$345
Add: Interest expense	40		42
Add: Other non-operating (income), net	(10)		(8)
Operating income	$367	to	$379
Add: RIP expense (1)	2		2
Adjusted operating income	$369	to	$381
Add: Depreciation and amortization	96		104
Adjusted EBITDA	$465	to	$485

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we do not expect to make cash contributions to our RIP.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2024
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$253	$5.74	to	$259	$5.91
Add: Income tax expense	84			86
Earnings before income taxes	$337		to	$345
Add: RIP (credit) (2)	(2)			(1)
Add: Acquisition-related amortization (3)	7			8
Adjusted earnings before income taxes	$342		to	$352
(Less): Adjusted income tax expense (4)	(86)			(88)
Adjusted net earnings	$256	$5.80	to	$264	$6.05

(1) Adjusted diluted EPS guidance for 2024 is calculated based on approximately 44 million of diluted shares outstanding.

(2) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Income tax expense is based on an adjusted effective tax rate of approximately 25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2024
	Low		High
Net cash provided by operating activities	$271	to	$286
Add: Return of investment from joint venture	94		104
Adjusted net cash provided by operating activities	$365	to	$390
Less: Capital expenditures	(80)		(90)
Adjusted Free Cash Flow	$285	to	$300